                                                                  EXHIBIT 21.1

                        SUBSIDIARIES OF THE REGISTRANT

As of October 10, 1997:

   None (1)

Pro forma, to give effect to the Acquisitions and the Offering:

 NAME OF SUBSIDIARY (1)                   STATE OF INCORPORATION
--------------------------------------  --------------------------
Great Western Directories, Inc.  ...... Texas
Valu-Line of Longview, Inc. ........... Texas
Feist Long Distance Service, Inc.  .... Kansas
FirsTel, Inc. ......................... South Dakota

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(1)     Does not include subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.